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The Board of Directors
Shanecy, Inc.:



We consent to the inclusion of our report dated January 24, 2000, with respect to the balance sheets representing the Eikos Management LLC investment owned by Thesseus International Asset Fund N.V. as at December 31, 1998 and 1997, and the related statements of cash flows for the year ended December 31, 1998 and for the month ended December 31, 1997, in the Form 8-K of Shanecy, Inc. dated January 25, 2000.

Yours very truly





/s/ KPMG LLP
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Vancouver, Canada
January 25, 2000